EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, and 333-156518) of Comarco, Inc. of our report dated April 29, 2011 relating to the consolidated balance sheet as of January 31, 2011 and the statements of operations, stockholders’ equity, and cash flows for the year then ended and the referenced consolidated financial statement schedule therein, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in the January 31, 2012 annual report on Form 10-K of Comarco, Inc.

/s/ BDO USA, LLP
Costa Mesa, California

April 30, 2012